As filed with the Securities and Exchange Commission on March 7, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
N-ABLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	85-4069861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
30 Corporate Dr., Suite 400
Burlington, Massachusetts 01803
(Address of Principal Executive Offices, including Zip Code)
_______________________________________
2021 Equity Incentive Plan
(Full title of the plan)
______________________________________
Peter C. Anastos
Executive Vice President, General Counsel and Secretary
N-able, Inc.
30 Corporate Dr., Suite 400
Burlington, Massachusetts 01803
(781) 328-6490
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	5,000,000	$10.97(2)	$54,850,000(2)	$5,085
_______________
(1)Represents shares of common stock, par value $0.001 per share (the “Common Stock”), of N-able, Inc. (the “Registrant”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable pursuant to the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock. Represents an automatic annual increase to the number of shares of the Registrant’s Common Stock reserved for issuance under the 2021 Plan provided for in the 2021 Plan.
(2)Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $10.97, which represents the average of the high and low price per share of the Registrant’s Common Stock on March 3, 2022 as reported on the New York Stock Exchange.

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E
This Registration Statement on Form S-8 (the “Registration Statement”) registers additional shares of common stock, par value $0.001 per share (“Common Stock”), of N-able, Inc. (the “Registrant”) available for grant and issuance by the Registrant under its 2021 Equity Incentive Plan (“2021 Plan”). The number of shares reserved under the 2021 Plan is subject to an automatic increase on the first day of each fiscal year, starting on January 1, 2022 and continuing through January 1, 2031, by an amount equal to the smaller of (a) 5% of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 and (b) an amount determined by the Registrant’s board of directors (the “2021 Plan Evergreen Provision”). This Registration Statement registers an additional 5 million shares of Common Stock that became available for grant and issuance under the 2021 Plan pursuant to the 2021 Plan Evergreen Provision as of January 1, 2022. The contents of the Registration Statements on Form S-8 relating to the 2021 Plan previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on July 16, 2021 (File No. 333-257973), as amended on August 23, 2021, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART I
Information Required in the Section 10(a) Prospectus
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of documents by reference
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
a.the Registrant’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2021 filed with the Commission on March 7, 2022; and
b.all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and
c.    the description of the Registrant’s Common Stock which is contained in the Registrant’s registration statement on Form 10-12B (File No. 001-40297), initially filed on March 29, 2021, and any amendment or report filed for the purpose of updating such description.
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that related to such items) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.
Item 8. Exhibits
The following exhibits are incorporated by reference herein.

Number	Index to Exhibits

4.1
Amended and Restated Certificate of Incorporation of N-able, Inc., dated as of July 16, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 20, 2021).

4.2
Amended and Restated Bylaws of N-able, Inc., dated as of July 16, 2021 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on July 20, 2021).

4.3
Stockholders' Agreement, dated as of July 19, 2021, by and among N-able, Inc. and the stockholders' named therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 20, 2021).

4.4
First Amendment to Stockholders' Agreement among the Company and the stockholders named therein, dated December 13, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 15, 2021).

4.5
N-able, Inc. 2021 Equity Incentive Plan and form of agreements thereunder (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed with the Commission on July 17, 2021).

5.1*	Opinion and consent of DLA Piper LLP (US)

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement)

107*	Calculation of Filing Fee Table

________________
*    Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of Massachusetts on this 7th day of March, 2022.

N-ABLE, INC.

By:	/s/ John Pagliuca
John Pagliuca President and Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Pagliuca, Tim O’Brien and Peter C. Anastos each of them acting alone, as their true and lawful attorney-in-fact and agent with full power of substitution, for them in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or their substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on March 7, 2022.

Signature	Title

/s/ John Pagliuca	President and Chief Executive Officer and Director (Principal Executive Officer)
John Pagliuca

/s/ Tim O’Brien	Chief Financial Officer (Principal Financial and Accounting Officer)
Tim O’Brien

/s/ Michael Bingle	Director
Michael Bingle

/s/ William Bock	Director
William Bock

/s/ Michael Hoffman	Director
Michael Hoffman

/s/ Ann Johnson	Director
Ann Johnson

/s/ Cam McMartin	Director
Cam McMartin

/s/ Kristin Nimsger	Director
Kristin Nimsger

/s/ Michael Widmann	Director
Michael Widmann

/s/ Darryl Lewis	Director
Darryl Lewis